EXHIBIT 99.1

news release

CONTACT: Cheryl D. Hodges (859) 392-3331

OMNICARE REPORTS FOURTH-QUARTER AND
FULL-YEAR 2008 RESULTS

- Fourth Quarter Adjusted Diluted EPS of 66 Cents Exceeds Expectations -
- Quarterly Operating Cash Flow Remains Strong -
- Company Grows Number of Beds Served Sequentially -
- 2009 Outlook 18% to 27% Above 2008 Adjusted Diluted EPS -

COVINGTON, Ky., February 26, 2009 – Omnicare, Inc. (NYSE:OCR), one of the nation's leading providers of pharmaceutical care for the elderly, today reported financial results for its fourth quarter and full year ended December 31, 2008.

Commenting on the results for the quarter, Joel F. Gemunder, Omnicare’s president and chief executive officer, said, “We are pleased to report quarterly results that reflect not only strong year-over-year growth in earnings, but also mark the third consecutive quarter of sequential adjusted earnings growth, demonstrating the stabilization achieved in our business and the progress made throughout the year in the execution of our strategies to restore growth and enhance profitability. In addition to the benefit of certain favorable trends in the pharmaceutical marketplace, the fourth quarter saw strong performance in our institutional pharmacy and specialty pharmacy businesses, progress in our productivity improvement and cost reduction initiatives, including the Omnicare Full Potential Plan, as well as a sequential increase in the number of beds served.”

Financial results for the quarter ended December 31, 2008, as compared with the same prior-year period, including restructuring and related charges, special items (described below), and a previously reported incremental charge in the 2007 fourth quarter to increase the Company’s allowance for doubtful accounts, were as follows:

•	Earnings per diluted share were 27 cents versus a net loss per share of 17 cents
•	Net income was $31.7 million as compared with a net loss of $20.8 million
•	Sales were $1,598.1 million as compared with $1,556.8 million

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax

Results for both the fourth quarter of 2008 and 2007 include special items (described below) of $60.7 million pretax and $27.8 million pretax, respectively. Adjusting for these special items, but including a 2007 fourth quarter charge related to an incremental provision for doubtful accounts, results for the quarter ended December 31, 2008 and 2007, respectively, were as follows:

•	Adjusted earnings per diluted share were 66 cents versus an adjusted net loss per share of 3 cents
•	Adjusted net income was $76.8 million as compared to an adjusted net loss of $3.1 million
•	Sales were $1,598.1 million as compared with $1,556.8 million

It should be noted that financial results for the fourth quarter of 2007 include a previously reported incremental charge of $94 million pretax ($60.1 million aftertax, or 50 cents per share), to increase the Company’s allowance for doubtful accounts.

Financial Position

Cash flow from operations for the quarter ended December 31, 2008 increased to $106.3 million from $74.3 million in the comparable prior-year quarter.

Full-year 2008 cash flow from operations was $438.2 million, as compared to $505.5 million for the full year 2007. It should be noted that operating cash flow in 2008 included one extra weekly payment to the Company’s drug wholesaler of approximately $65 million as compared with the prior year.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2008, including the special items discussed below, was $120.8 million versus $31.8 million in the fourth quarter of 2007, which also includes the special items discussed below as well as the previously mentioned incremental charge related to the allowance for doubtful accounts. Excluding the special items, adjusted EBITDA in the fourth quarter of 2008 was $181.4 million as compared to $59.5 million in the fourth quarter of 2007, which includes the incremental provision for doubtful accounts.

During 2008, the Company repaid $89.1 million in debt, and at December 31, 2008 had $217.0 million in cash on its balance sheet. Total debt to total capital at December 31, 2008 was 44.4%, down approximately 180 basis points from December 31, 2007.

Full-Year Results

Financial results for the year ended December 31, 2008, as compared with the full year 2007, including restructuring and related charges, and other special items as described below, as well as the incremental charge in the 2007 fourth quarter to increase the Company’s allowance for doubtful accounts of $94 million pretax ($60.1 million aftertax, or 50 cents per diluted share), were as follows:

•	Earnings per diluted share were $1.32 versus 94 cents
•	Net income was $156.1 million as compared with $114.1 million
•	Sales reached $6,310.6 million as compared with $6,220.0 million

Results for both the full year 2008 and 2007 include special items (which are described below) of $141.5 million pretax and $87.6 million pretax, respectively. Adjusting for these special items, but including the 2007 fourth quarter incremental provision for doubtful accounts, financial results for the full year 2008 and 2007, respectively, were as follows:

•	Adjusted earnings per diluted share were $2.12 versus $1.39
•	Adjusted net income was $250.6 million as compared with $168.4 million
•	Sales reached $6,310.6 million as compared with $6,220.0 million

EBITDA for the full year 2008, including special items, was $511.9 million versus $455.3 million in the comparable prior-year period, which also includes the incremental charge to increase the allowance for doubtful accounts. Excluding special items, adjusted EBITDA for 2008 was $653.4 million as compared with $542.9 million in 2007, which includes the incremental provision for doubtful accounts.

To facilitate comparisons and to enhance the understanding of core operating performance, the discussion which follows includes financial measures that are adjusted from the comparable amount under GAAP to exclude the impact of the special items described elsewhere herein. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted on the Company’s Web site at www.omnicare.com.

Pharmacy Services Business

Omnicare's pharmacy services business generated revenues of $1,549.0 million for the fourth quarter of 2008 as compared with sales of $1,507.8 million in the fourth quarter of 2007. Adjusted operating profit in this business was $177.8 million in the 2008 fourth quarter as compared with the $55.8 million earned in the same 2007 quarter, which includes the incremental charge of $94.0 million to increase the allowance for doubtful accounts. For the full year 2008, pharmacy services sales were $6,107.3 million as compared with sales of $6,024.9 million in 2007. Adjusted operating profit for the full year 2008 was $633.4 million versus $518.9 million in 2007, which includes the aforementioned incremental provision for doubtful accounts.

At December 31, 2008, Omnicare served long-term care facilities as well as chronic care and other settings comprising approximately 1,435,000 beds, including approximately 68,000 patients served under the patient assistance programs of its specialty pharmacy services business. At September 30, 2008, the comparable number was 1,432,000 beds (including approximately 67,000 patients served under patient assistance programs). The comparable number at December 31, 2007 was 1,449,000 beds (including approximately 57,000 patients served under the patient assistance programs of the specialty pharmacy services business). The Company also noted that sequential quarterly growth in beds served in the fourth quarter was achieved despite approximately 5,300 beds voluntarily foregone owing to pricing or payment issues as well as facility closures or sales.

Pharmacy services sales for the fourth quarter exceeded the fourth quarter of 2007 owing primarily to continued drug price inflation, the increased use of certain higher acuity drugs and biologic agents, and growth in specialty pharmacy services. These factors more than offset the increased availability and utilization of generic drugs, reductions in utilization and/or reimbursement for certain drugs and a lower net number of beds served, along with a shift in mix toward assisted living which typically has lower penetration rates. Aside from the year-over-year variance caused by the incremental provision for doubtful accounts in the fourth quarter of 2007, operating profit in the 2008 fourth quarter showed a strong year-over-year increase due largely to higher utilization of generic drugs, drug price inflation, the benefits of certain cost reduction and productivity improvement initiatives and favorable performance in the specialty pharmacy businesses.

For the full year, pharmacy services sales in 2008 were modestly higher than the previous year, owing primarily to drug price inflation, the increased use of certain higher acuity drugs and biologic agents and growth in specialty pharmacy services. Partially offsetting these factors were increased availability and utilization of generic drugs, a lower net number of beds served and the bed mix shift, reductions in utilization and/or reimbursement for certain drugs, competitive pricing issues and lower revenues reported from copays, rejected claims and from certain matters in litigation. Full-year adjusted operating profit increased substantially in 2008, aside from the 2007 fourth quarter incremental provision for doubtful accounts, due primarily to the greater mix of generic drugs, drug price inflation, favorable performance in the specialty pharmacy businesses and the benefit of cost reduction initiatives and productivity enhancements.

The Company noted that progress continues to be achieved in the implementation of the Omnicare Full Potential Plan as the Company implements the hub-and-spoke configuration for its institutional pharmacy operations. When completed, this major initiative is expected to reduce operating costs, increase efficiency and enhance customer growth.

CRO Business

The Company's CRO business generated revenues of $49.1 million on a GAAP basis for the fourth quarter of 2008 as compared with the $49.0 million in revenues generated in the same prior-year quarter. Included in the 2008 and 2007 periods were reimbursable out-of-pocket expenses totaling $6.8 million and $8.4 million, respectively. Excluding these reimbursable out-of-pocket expenses, adjusted revenues were $42.2 million for the 2008 fourth quarter as compared with $40.6 million for the same prior-year period. Adjusted operating profit for the 2008 fourth quarter totaled $5.2 million versus $3.6 million in the same prior-year period.

For the full year 2008, revenues within the Company’s CRO business, on a GAAP basis, were $203.3 million, as compared with the $195.1 million for 2007. Included in the 2008 and 2007 periods were reimbursable out-of-pocket expenses totaling $31.3 million and $31.7 million, respectively. Excluding these reimbursable out-of-pocket expenses, adjusted revenues were $172.0 million for 2008 as compared with $163.4 million for the same prior-year period. Adjusted operating profit increased to $17.6 million in 2008 from the $13.1 million earned in 2007. Backlog at December 31, 2008 was $302.9 million.

Special Items

As noted above, the results for the fourth quarter of 2008 include certain special items totaling $60.7 million pretax ($45.1 million aftertax, or approximately 39 cents per diluted share). Operating income for the fourth quarter of 2008 includes special litigation charges of $48.1 million pretax associated with litigation and other related professional fees in connection primarily with the Company’s lawsuit against UnitedHealth Group, Inc. and its affiliates and certain large customer disputes, as well as certain government inquiries, including a $40 million pretax settlement reserve pertaining to a previously disclosed investigation by the U.S. Attorney’s Office, District of Massachusetts. The fourth quarter 2008 results also include a pretax charge of $10.9 million for restructuring and other related costs associated primarily with the implementation of the Omnicare Full Potential Plan, and a pretax charge of $1.6 million relating to incremental costs associated with the closure of one of the Company’s repackaging operations.

As noted above, the results for the fourth quarter of 2007 include certain special items totaling $27.8 million pretax ($17.6 million aftertax, or approximately 15 cents per share). Operating income for the fourth quarter of 2007 includes a pretax charge of $7.5 million for restructuring and other related costs associated primarily with the implementation of the Omnicare Full Potential Plan. The fourth quarter of 2007 results also include special litigation charges of $17.4 million pretax associated with litigation and other related professional fees in connection primarily with the Company’s lawsuit against United and certain large customer disputes, as well as certain government inquiries, and a pretax charge of $2.8 million relating to incremental costs associated with the closure of one of the Company’s repackaging operations.

The full-year results for 2008 include special items totaling $141.5 million pretax ($94.5 million aftertax, or approximately 80 cents per diluted share), including $99.3 million pretax associated with the above-mentioned litigation, settlement reserve and related professional fees, $35.8 million pretax for restructuring and other related costs associated primarily with the implementation of the Omnicare Full Potential Plan, and $6.4 million pretax in incremental costs relating to the closure of one of the Company’s repackaging operations.

The full-year results for 2007 include special items totaling $87.6 million pretax ($54.3 million aftertax, or approximately 45 cents per diluted share). The 2007 full-year special items include $27.9 million pretax for restructuring and other related costs associated primarily with the implementation of the Omnicare Full Potential Plan, $42.5 million pretax associated with the above-mentioned litigation and related professional fees, and $17.2 million pretax in incremental costs relating to the closure of one of the Company’s repackaging operations.

Omnicare Outlook

“Our 2008 results reflect significant progress made in returning growth to the business, reducing costs and increasing productivity and enhancing shareholder value,” said Gemunder. “Given the strategies we have in place, the advantages of our scale position and the ongoing trends in the pharmaceutical marketplace, we believe we are positioned for continued growth. As a result, we expect Omnicare’s diluted earnings per share, as adjusted to exclude special items such as the impact of newly adopted accounting rules, to be in the range of $2.50 to $2.70 for the full year 2009.

“Longer term, we continue to believe our business is supported by sound fundamentals, including the aging of the U.S. population which should continue to drive demand for pharmacy services in the senior population. Further, we also believe there is significant opportunity for Omnicare in increasing access to drug therapy for the broader population through our hospice pharmacy and specialty pharmacy services businesses.”

Webcast Today

The Company will hold a conference call to discuss fourth-quarter and full-year results today, Thursday, February 26, at 11:00 a.m. ET. The conference call will be webcast live at Omnicare's Web site at www.omnicare.com by clicking on "Investors" and then on "Conference Calls," and will be accessible by telephone at the following numbers:

Calling from the United States or Canada: 888-634-8522
Calling from other countries: 706-634-6522
Reference: Omnicare

An online replay will be available at www.omnicare.com beginning approximately two hours after the completion of the live call and will remain available for 14 days.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities, chronic care and other settings comprising more than 1.4 million beds in 47 states, the District of Columbia and Canada. Omnicare is the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers as well as for hospice patients in homecare and other settings. Omnicare’s pharmacy services also include distribution and product support services for specialty pharmaceuticals. Omnicare offers clinical research services for the pharmaceutical and biotechnology, nutraceutical and medical device industries in 30 countries worldwide. For more information, visit the company's Web site at www.omnicare.com.

Forward-Looking Statements

In addition to historical information, this press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare, pharmaceutical and contract research industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of the Company’s businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; the demand for the Company’s products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company’s contracts with Medicare Part D plan sponsors or to the proportion of the Company’s Part D business covered by specific contracts; the outcome of litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill; market conditions; the outcome of audit, compliance, administrative, regulatory or investigatory reviews; volatility in the market for the Company’s stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with the Company’s Corporate Integrity Agreements. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information on Omnicare, Inc., visit www.omnicare.com.

###

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited

	Three months ended				Year ended
	December 31,				December 31,
	2008		2007		2008		2007

Net sales	$1,598,087	(a)	$1,556,799	(a)	$6,310,607	(a)	$6,220,010	(a)
Cost of sales	1,180,874	(a)	1,174,192	(a)	4,712,683	(a)	4,666,621	(a)
Heartland matters	1,356	(c)	3,157	(c)	5,531	(e)	14,788	(e)
Gross profit	415,857	(c)	379,450	(c)	1,592,393	(e)	1,538,601	(e)
Selling, general and administrative
expenses	236,666		226,994		948,171		910,294
Provision for doubtful accounts	28,732		124,395	(d)	113,802		213,560	(d)
Restructuring and other related charges	10,897	(c)	7,502	(c)	35,784	(e)	27,883	(e)
Litigation and other related professional fees	48,124	(c)	17,407	(c)	99,267	(e)	42,516	(e)
Heartland matters	286	(c)	(315)	(c)	914	(e)	2,405	(e)
Operating income	91,152	(c)	3,467	(c)	394,455	(e)	341,943	(e)
Investment income	3,771		2,323		9,782		8,715
Interest expense	(34,146)		(39,469)		(144,050)		(164,160)
Income / (loss) before income taxes	60,777		(33,679)		260,187		186,498
Income tax expense (benefit)	29,123		(12,910)	(f)	104,079		72,442	(f)
Net income (loss)	$31,654	(c)	$(20,769)	(c)	$156,108	(e)	$114,056	(e)

Earnings (loss) per share:(b)
Basic	$0.27		$(0.17)		$1.33		$0.96
Diluted	$0.27	(c)	$(0.17)	(c)	$1.32	(e)	$0.94	(e)

Weighted average number of common
shares outstanding:
Basic	116,166		119,585		117,466		119,380
Diluted	116,965		119,585		118,313		121,258

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Segment Financial Data, Non-GAAP Basis (g)
Excluding EITF No. 01-14 and Special Items
(000s)
Unaudited

					Corporate
	Pharmacy		CRO		and		Consolidated
	Services		Services		Consolidating		Totals
Three months ended December 31, 2008:

Adjusted net sales	$1,549,035		$42,212	(h)	$-		$1,591,247	(h)

Adjusted operating income (expense)	$177,767	(i)	$5,217	(i)	$(31,169	) (i)	$151,815	(i)
Depreciation and amortization	21,949		474		7,198		29,621
Adjusted earnings before interest, income taxes,
depreciation and amortization ("EBITDA") (j)	$199,716	(i)	$5,691	(i)	$(23,971	) (i)	$181,436	(i)

Three months ended December 31, 2007:

Adjusted net sales	$1,507,792		$40,611	(h)	$-		$1,548,403	(h)

Adjusted operating income (expense)	$55,798	(i)	$3,618	(i)	$(28,198	) (i)	$31,218	(i)
Depreciation and amortization	20,286		456		7,545		28,287

Adjusted EBITDA (j)	$76,084	(i)	$4,074	(i)	$(20,653	) (i)	$59,505	(i)

Year ended December 31, 2008:

Adjusted net sales	$6,107,287		$172,019	(h)	$-		$6,279,306	(h)

Adjusted operating income (expense)	$633,420	(i)	$17,603	(i)	$(115,072	) (i)	$535,951	(i)
Depreciation and amortization	85,359		1,836		30,213		117,408

Adjusted EBITDA (j)	$718,779	(i)	$19,439	(i)	$(84,859	) (i)	$653,359	(i)

Year ended December 31, 2007:

Adjusted net sales	$6,024,871		$163,414	(h)	$-		$6,188,285	(h)

Adjusted operating income (expense)	$518,922	(i)	$13,145	(i)	$(102,532	) (i)	$429,535	(i)
Depreciation and amortization	83,818		1,867		27,718		113,403

Adjusted EBITDA (j)	$602,740	(i)	$15,012	(i)	$(74,814	) (i)	$542,938	(i)

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets, GAAP Basis
(000s)
Unaudited

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$215,090	$274,448
Restricted cash	1,891	3,155
Accounts receivable, net	1,367,155	1,376,288
Unbilled receivables, CRO	22,329	24,855
Inventories	452,748	448,183
Deferred income tax benefits	134,249	126,239
Other current assets	178,231	202,982
Total current assets	2,371,693	2,456,150
Properties and equipment, net	219,652	199,449
Goodwill	4,252,906	4,342,169
Identifiable intangible assets, net	333,769	323,637
Other noncurrent assets	281,698	272,374
Total noncurrent assets	5,088,025	5,137,629
Total assets	$7,459,718	$7,593,779

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$339,552	$371,020
Accrued employee compensation	51,451	32,696
Deferred revenue, CRO	23,227	22,068
Current debt	2,263	3,192
Other current liabilities	224,296	223,184
Total current liabilities	640,789	652,160
Long-term debt, notes and convertible debentures	2,731,163	2,820,751
Deferred income tax liabilities	390,098	449,789
Other noncurrent liabilities	276,284	379,376
Total noncurrent liabilities	3,397,545	3,649,916
Total liabilities	4,038,334	4,302,076
Stockholders' equity (l)	3,421,384	3,291,703
Total liabilities and stockholders' equity	$7,459,718	$7,593,779

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Statement of Cash Flows, GAAP Basis
(000s)
Unaudited

	Three months ended	Year ended
	December 31, 2008	December 31, 2008
Cash flows from operating activities:
Net income	$31,654	$156,108
Adjustments to reconcile net income to net cash
flows from operating activities:
Depreciation	13,371	52,636
Amortization	16,250	64,772
Changes in assets and liabilities, net of effects
from acquisition of businesses	45,037	164,681
Net cash flows from operating activities	106,312	438,197

Cash flows from investing activities:
Acquisition of businesses, net of cash received	(24,678)	(225,710)
Capital expenditures	(14,131)	(61,113)
Transfer of cash to trusts for employee health and
severance costs, net of payments out of the trust	12,266	847
Other	1,257	683
Net cash flows used in investing activities	(25,286)	(285,293)

Cash flows from financing activities:
Payments on revolving credit facility, term A loan and long-term
borrowings and obligations	(40,102)	(92,274)
Decrease in cash overdraft balance	(3,137)	(5,449)
Payments for Omnicare common stock repurchases (l)	-	(100,165)
Payments for stock awards and exercise of
stock options, net of stock tendered in payment	(207)	(1,390)
Excess tax benefits from stock-based compensation	213	963
Dividends paid	(2,671)	(10,751)
Net cash flows used in financing activities	(45,904)	(209,066)

Effect of exchange rate changes on cash	(1,140)	(3,196)

Net increase (decrease) in cash and cash equivalents	33,982	(59,358)
Cash and cash equivalents at beginning
of period	181,108	274,448
Cash and cash equivalents at
end of period	$215,090	$215,090

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (g)
(000s, except per share amounts)
Unaudited

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

Adjusted net sales:
Net sales (a)	$1,598,087	$1,556,799	$6,310,607	$6,220,010
Reimbursable out-of-pockets (a)	(6,840)	(8,396)	(31,301)	(31,725)
Adjusted net sales, excluding EITF No. 01-14 (h)	$1,591,247	$1,548,403	$6,279,306	$6,188,285

Adjusted operating income (earnings
before interest and income taxes, "EBIT"):
EBIT	$91,152	$3,467	$394,455	$341,943
Special items (i)	60,663	27,751	141,496	87,592
Adjusted EBIT (i)	$151,815	$31,218	$535,951	$429,535

Adjusted income (loss) before income taxes:
Income (loss) before income taxes	$60,777	$(33,679)	$260,187	$186,498
Special items (i)	60,663	27,751	141,496	87,592
Adjusted income (loss) before income taxes (i)	$121,440	$(5,928)	$401,683	$274,090

Adjusted net income (loss):
Net income (loss)	$31,654	$(20,769)	$156,108	$114,056
Special items, net of taxes (i)	45,129	17,649	94,535	54,349
Adjusted net income (loss) (i)	$76,783	$(3,120)	$250,643	$168,405

Adjusted earnings (loss) per share:(b)
Basic earnings (loss) per share	$0.27	$(0.17)	$1.33	$0.96
Special items, net of taxes (i)	0.39	0.15	0.80	0.46
Adjusted basic earnings (loss) per share (i)	$0.66	$(0.03)	$2.13	$1.41
Diluted earnings (loss) per share	$0.27	$(0.17)	$1.32	$0.94
Special items, net of taxes (i)	0.39	0.15	0.80	0.45
Adjusted diluted earnings (loss) per share (i)	$0.66	$(0.03)	$2.12	$1.39

Adjusted earnings before interest, income taxes,
depreciation and amortization ("EBITDA"): (j)
EBIT	$91,152	$3,467	$394,455	$341,943
Depreciation and amortization	29,621	28,287	117,408	113,403
EBITDA (j)	120,773	31,754	511,863	455,346
Special items (i)	60,663	27,751	141,496	87,592
Adjusted EBITDA (i)(j)	$181,436	$59,505	$653,359	$542,938

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (g)
(000s)
Unaudited

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

EBITDA to net cash flows from operating activities:
EBITDA (j)	$120,773	$31,754	$511,863	$455,346
(Subtract)/Add:
Interest expense, net of investment income	(30,375)	(37,146)	(134,268)	(155,445)
Income tax provision	(29,123)	12,910	(104,079)	(72,442)
Changes in assets and liabilities, net of effects from
acquisition of businesses	45,037	66,772	164,681	278,070
Net cash flows from operating activities	$106,312	$74,290	$438,197	$505,529

Free cash flow: (k)
Net cash flows from operating activities	$106,312	$74,290	$438,197	$505,529
Capital expenditures	(14,131)	(12,166)	(61,113)	(45,270)
Dividends	(2,671)	(2,745)	(10,751)	(10,971)
Free cash flow (k)	$89,510	$59,379	$366,333	$449,288

Segment Reconciliations - Pharmacy Services:
Adjusted EBIT - Pharmacy Services:
EBIT	$117,995	$29,629	$496,578	$439,148
Special items (i)	59,772	26,169	136,842	79,774
Adjusted EBIT - Pharmacy Services (i)	$177,767	$55,798	$633,420	$518,922
Adjusted EBITDA - Pharmacy Services: (j)
EBITDA (j)	$139,944	$49,915	$581,937	$522,966
Special items (i)	59,772	26,169	136,842	79,774
Adjusted EBITDA - Pharmacy Services (i)(j)	$199,716	$76,084	$718,779	$602,740

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (g)
(000s)
Unaudited

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

Segment Reconciliations - Corporate and Consolidating:
Adjusted EBIT - Corporate and Consolidating:
EBIT	$(31,739)	$(29,224)	$(118,031)	$(107,583)
Special items (i)	570	1,026	2,959	5,051
Adjusted EBIT - Corporate and Consolidating (i)	$(31,169)	$(28,198)	$(115,072)	$(102,532)

Adjusted EBITDA - Corporate and Consolidating: (j)
EBITDA (j)	$(24,541)	$(21,679)	$(87,818)	$(79,865)
Special items (i)	570	1,026	2,959	5,051
Adjusted EBITDA - Corporate and Consolidating (i)(j)	$(23,971)	$(20,653)	$(84,859)	$(74,814)

Segment Reconciliations - CRO Services:
Adjusted net sales - CRO Services:
Net sales (a)	$49,052	$49,007	$203,320	$195,139
Reimbursable out-of-pockets (a)	(6,840)	(8,396)	(31,301)	(31,725)
Adjusted net sales - CRO Services (h)	$42,212	$40,611	$172,019	$163,414
Adjusted EBIT - CRO Services:
EBIT	$4,896	$3,062	$15,908	$10,378
Special items (i)	321	556	1,695	2,767
Adjusted EBIT - CRO Services (i)	$5,217	$3,618	$17,603	$13,145
Adjusted EBITDA - CRO Services: (j)
EBITDA (j)	$5,370	$3,518	$17,744	$12,245
Special items (i)	321	556	1,695	2,767
Adjusted EBITDA - CRO Services (i)(j)	$5,691	$4,074	$19,439	$15,012

DEFINITIONS:

      GAAP: Amounts that conform with U.S. Generally Accepted Accounting Principles ("GAAP").

      Non-GAAP: Amounts that do not conform with U.S. GAAP.

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

(a)

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF No. 01-14”), Omnicare, Inc. (“Omnicare” or the “Company”) has recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as net sales and cost of sales. The respective amounts are disclosed at the “Segment Reconciliations – CRO Services” section of the Financial Information. EITF No. 01-14 relates solely to the Company’s contract research services business.

(b)

EPS (basic EPS; special items, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented. Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated amounts for the corresponding period.

(c)	The three months ended December 31, 2008 and 2007 include the following special items:

(i)

For the three months ended December 31, 2008 and 2007, operating income includes restructuring and other related charges of $10,897 and $7,502 before taxes ($6,660 and $4,785 after taxes, or $0.06 and $0.04 per share), respectively. This charge relates to the implementation of the “Omnicare Full Potential” Plan, a major initiative primarily designed to re-engineer the pharmacy operating model to increase efficiency and enhance customer growth.

(ii)

The three months ended December 31, 2008 and 2007 also include special litigation and other related professional fees of $48,124 and $17,407 before taxes ($37,465 and $11,002 after taxes, or $0.32 and $0.09 per share), respectively. The $48,124 pretax charge for the three months ended December 31, 2008 includes litigation-related professional expenses in connection with the Company’s lawsuit against UnitedHealth Group, Inc. and its affiliates, the investigation by the United States Attorney’s Office, District of Massachusetts, certain other large customer disputes, and the investigation by the federal government and certain states relating to drug substitutions. Also, included in the $48,124 is a special litigation charge of $40,000 pretax recorded by Omnicare in its financial results for the three months ended December 31, 2008 to establish a settlement reserve in connection with the previously disclosed investigation by the United States

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

Attorney’s Office, District of Massachusetts. This special litigation charge relates to the Company’s estimate of potential settlement amounts and associated costs under SFAS No. 5, “Accounting for Contingencies.” The Company cannot predict the ultimate outcome of this matter. The $17,407 pretax charge for the three months ended December 31, 2007 relates primarily to litigation-related professional expenses in connection with the investigation by the United States Attorney’s Office, District of Massachusetts, the purported class and derivative actions, the Company’s lawsuit against United, the inquiry conducted by the Attorney General’s office in Michigan relating to certain billing issues under the Michigan Medicaid program, the investigation by the federal government and certain states relating to drug substitutions, the Company’s response to subpoenas it received relating to other legal proceedings to which the Company is not a party, and certain other larger customer disputes.

(iii)

For the three months ended December 31, 2008, operating income includes a special charge of $1,642 before taxes ($1,356 and $286 was recorded in the cost of sales and operating expense sections of the income statement, respectively) ($1,004 after taxes, or $0.01 per share) for costs associated with the previously disclosed Heartland Repack Services quality control, product recall and fire issues (“Heartland Matters”). For the three months ended December 31, 2007, operating income includes a special charge of $2,842 before taxes ($3,157 and $(315) was recorded in the cost of sales and operating expense sections of the income statement, respectively) ($1,862 after taxes, or $0.02 per share) for costs associated with the Heartland Matters.

(d)

For the three months ended December 31, 2007, the provision for doubtful accounts includes an incremental charge of $94.0 million before taxes ($60.1 million after taxes, or $0.50 per share) relating to customer bankruptcies and other customer litigation issues, a revised assessment of the administrative and payment issues associated with Prescription Drug Plans under Medicare Part D, particularly relating to the aging of copays and rejected claims, and the resultant adoption by the Company of a modification in its policy with respect to payment authorization for dispensed prescriptions under Medicare Part D and other payors. For the year ended December 31, 2007, the provision for doubtful accounts includes incremental charges of $131 million primarily as a result of the factors described above.

(e)	The years ended December 31, 2008 and 2007 include the following special items:

(i)

For the years ended December 31, 2008 and 2007, operating income includes restructuring and other related charges of $35,784 and $27,883 before taxes ($21,871 and $17,300 after taxes, or $0.18 and $0.14 per diluted share), respectively. Approximately $35,784 and $29,462 of the pretax charge for the year ended December 31, 2008 and 2007, respectively, relates to the implementation of the aforementioned “Omnicare Full Potential” Plan. Approximately $(1,579) of the pretax charge for the year ended December 31, 2007 relates to the Company’s previously disclosed 2005 Program, a

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

consolidation and productivity initiative related, in part, to the integration of the NeighborCare, Inc. acquisition and other related activities.

(ii)

The years ended December 31, 2008 and 2007 also include special litigation and other related professional fees of $99,267 and $42,516 before taxes ($68,724 and $26,380 after taxes, or $0.58 and $0.22 per diluted share), respectively. The $99,267 pretax charge for the year ended December 31, 2008 includes litigation- related professional expenses in connection with the Company’s lawsuit against United, certain other large customer disputes, the investigation by the United States Attorney’s Office, District of Massachusetts, the purported class and derivative actions, the investigation by the federal government and certain states relating to drug substitutions, and the Company’s response to subpoenas it received relating to other legal proceedings to which the Company is not a party. Also, included in the $99,267 is a special litigation charge of $40,000 pretax recorded by Omnicare in its financial results for the year ended December 31, 2008 to establish a settlement reserve in connection with the previously disclosed investigation by the United States Attorney’s Office, District of Massachusetts. This special litigation charge relates to the Company’s estimate of potential settlement amounts and associated costs under SFAS No. 5, “Accounting for Contingencies.” The Company cannot predict the ultimate outcome of this matter. The $42,516 pretax charge for the year ended December 31, 2007 relates primarily to litigation-related professional expenses in connection with the investigation by the United States Attorney’s Office, District of Massachusetts, the purported class and derivative actions, the Company’s lawsuit against United, the inquiry conducted by the Attorney General’s office in Michigan relating to certain billing issues under the Michigan Medicaid program, the investigation by the federal government and certain states relating to drug substitutions, the Company’s response to subpoenas it received relating to other legal proceedings to which the Company is not a party, and certain other larger customer disputes.

(iii)

For the year ended December 31, 2008, operating income includes a special charge of $6,445 before taxes ($5,531 and $914 was recorded in the cost of sales and operating expense sections of the income statement, respectively) ($3,940 after taxes, or $0.03 per diluted share) for costs associated with the Heartland Matters. For the year ended December 31, 2007, operating income includes a special charge of $17,193 before taxes ($14,788 and $2,405 was recorded in the cost of sales and operating expense sections of the income statement, respectively) ($10,669 after taxes, or $0.09 per diluted share) for costs associated with the Heartland Matters.

(f)

Income tax expense during the three months and year ended December 31, 2007 was reduced by approximately $2.8 million ($0.02 per share) primarily due to the favorable effect of an increase in the tax benefit of certain state income tax net operating losses.

(g)

Omnicare believes that investors' understanding of Omnicare's performance is enhanced by the Company's disclosure of certain non-GAAP financial measures as presented in this financial information. Omnicare management believes that the adjusted non-GAAP

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

financial results information is useful to investors by providing added insight into the Company's performance through focusing on the results generated by the Company's ongoing core operations, which is also the primary purpose that Omnicare management uses the adjusted non-GAAP financial results. Omnicare's method of calculating these measures may differ from those used by other companies and, therefore, comparability may be limited.

(h)	The noted presentation excludes amounts that Omnicare is required to record in its income statement pursuant to EITF No. 01-14, as previously discussed in footnote (a) above.

(i)

The noted presentation for the three months and years ended December 31, 2008 and 2007 excludes the special items discussed in footnotes (c) and (e) above. Management believes these special items are not related to Omnicare’s ordinary course of business, as previously discussed in footnote (g) above.

(j)

EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization. Omnicare uses EBITDA primarily as an indicator of the Company’s ability to service its debt, and believes that certain investors find EBITDA to be a useful financial measure for the same purpose. However, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for operating cash flows as a measure of liquidity. Omnicare’s calculation of EBITDA may differ from the calculation of EBITDA by others.

(k)

Free cash flow represents net cash flows from operating activities less capital expenditures and dividends paid by the Company. Omnicare believes that certain investors find free cash flow to be a helpful measure of cash generated from current operations, net of cash used for its ongoing capital expenditures and dividend payment requirements. Omnicare's calculation of free cash flow may differ from the calculation of free cash flow by others.

(l)

On March 27, 2008, the Company announced that its Board of Directors authorized a program to repurchase, from time to time, shares of Omnicare's outstanding common stock having an aggregate value of up to $100 million, depending on market conditions and other factors. In the three months ended June 30, 2008, the Company repurchased approximately 4.1 million shares at a cost of approximately $100 million. Accordingly, the Company has utilized the full amount of share repurchase authority and successfully completed the program. These repurchases were made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18 and other applicable legal requirements. On December 31, 2008, Omnicare had approximately 118.4 million shares of common stock outstanding.